UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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EASTGROUP PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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400 W. Parkway Place, Suite 100
Ridgeland, Mississippi 39157
NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders:
The 2020 Annual Meeting of Shareholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”) will be held on Thursday, May 21, 2020 at 9:00 a.m., Central Daylight Time, at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Magnolia Room, Ridgeland, Mississippi*. At the Meeting, shareholders will be asked to:
1.	Elect the nine director nominees named in this proxy statement for a one-year term to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	Approve by a non-binding, advisory vote the compensation of our Named Executive Officers as described in this proxy statement; and
4.	Consider and act upon such any other matters as may properly come before the Meeting or any adjournment or postponement thereof.
All shareholders of record at the close of business on March 27, 2020 are entitled to notice of and to vote at the Meeting or any adjournment thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically. We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.
By Order of the Board of Directors

Brent W. Wood Executive Vice President, Chief Financial Officer and Treasurer
DATED: April 9, 2020

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 21, 2020.
This proxy statement and our 2019 Annual Report to Shareholders are available at www.proxyvote.com
Whether or not you plan to attend the 2020 Annual Meeting of Shareholders, please carefully read the proxy statement and other proxy materials and complete a proxy for your shares as soon as possible. You may authorize your proxy via the Internet or by telephone by following the instructions on the website indicated in the materials you received in the mail. If you received a Notice of Availability of Proxy Materials, you may also request a paper or an e -mail copy of our proxy materials and a paper proxy card at any time. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. If you attend the Meeting, you may vote in person if you wish, even if you previously have submitted your proxy. However, please note that if your shares are held of record by a bank, broker or similar organization and you wish to vote in person at the Meeting, you must obtain a “legal proxy” issued in your name from such bank, broker or similar organization.
* We intend to hold the Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the Meeting solely by means of remote communication. Please monitor our annual meeting website at https://investor.eastgroup.net/annual-meeting/default.aspx for updated information. If you are planning to attend the Meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Meeting.

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy card, or authorize your proxy by phone or via the Internet.
i

PROXY STATEMENT
The following information is furnished in connection with the 2020 Annual Meeting of Shareholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 21, 2020 at 9:00 a.m., Central Daylight Time, at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Magnolia Room, Ridgeland, Mississippi. This proxy statement and 2019 Annual Report to shareholders are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to shareholders on or about April 9, 2020.
We intend to hold the Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the Meeting solely by means of remote communication. Please monitor our annual meeting website at https://investor.eastgroup.net/annual-meeting/default.aspx for updated information. If you are planning to attend the Meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Meeting.
ABOUT THE 2020 ANNUAL MEETING
What is the purpose of the Meeting?
At the Meeting, shareholders will be asked to elect the nine director nominees named in this proxy statement for a one-year term, ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and approve by a non-binding, advisory vote the compensation of our Named Executive Officers (as defined below). In addition, management will report on the performance of the Company and respond to questions from shareholders at management’s discretion.
Who is entitled to vote?
All shareholders of record as of the close of business on Friday, March 27, 2020 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 39,054,533 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to shareholders for consideration.
Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and Annual Report?
The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those shareholders who specifically request a paper copy. On or around April 9, 2020, all shareholders were mailed a Notice Regarding the Availability of Proxy Materials that contains an overview of the proxy materials and explains several methods by which shareholders can view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy of the proxy materials.
How can I get electronic access to the proxy materials?
The Notice Regarding the Availability of Proxy Materials includes a website address that will:
•	Provide you with instructions on how to view our proxy materials on the Internet; and
•	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Can I find additional information on the Company’s website?
Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Ethics and Business Conduct, Corporate Governance Guidelines, charters of committees of our Board of Directors (the “Board”) and reports that we file with the SEC. A copy of our Code of Ethics and Business Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157, Attention: Investor Relations.
How do I vote?
Voting in Person at the Meeting. If you are a “registered owner” or “record holder” (i.e., you hold your shares in your own name as a holder of record with our transfer agent, EQ Shareowner Services) and you attend the Meeting, you may vote in person at the Meeting. If you are a “beneficial owner” because your bank, broker or similar organization is the holder of your shares (i.e., your shares are held in “street name”) and you wish to vote in person at the Meeting, you will need to obtain a “legal proxy” from the bank, broker or similar organization that holds your shares of Common Stock of record. If you attend the Meeting and you submit your vote in person, any previous votes that you submitted by mail or authorized via the Internet or by telephone will be superseded by the vote that you cast at the Meeting. Further instructions for in-person voting can be obtained by calling us at (601) 354-3555.
Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, EQ Shareowner Services, you may also instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:
•
Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number, which is provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.
•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your bank, broker or similar organization that you must follow in order to have your shares voted.
Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.
What happens if I return my proxy card without voting on all proposals?
When you return a properly executed proxy card, the proxy holders named in the proxy card, Marshall A. Loeb and Brent W. Wood, will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the proxy holders will vote your proxy FOR each of the Board’s nine director nominees named in this proxy statement, FOR the ratification of the independent registered public accounting firm for the fiscal year ending December 31, 2020 and FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement.
Will there be any other items of business on the agenda?
Pursuant to the Company’s Bylaws and SEC rules, shareholder proposals must have been received by February 23, 2020 to be considered at the Meeting. To date, we have received no shareholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Marshall A. Loeb and Brent W. Wood with respect to any other matters that might be properly brought before the Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?
In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.
How many votes are needed to approve each proposal?
Proposal 1 concerns the election of the nine director nominees named in this proxy statement for a one-year term. The votes cast “For” a nominee must exceed the votes cast “Against” the nominee for the nominee to be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved as they do not count as votes cast for such matter. If a nominee fails to receive more “For” votes than votes cast “Against” and is an incumbent director, the nominee is required to tender a resignation to the Nominating and Corporate Governance Committee of the Board for consideration. If the resignation is not accepted, the nominee will continue to serve as director until the next annual meeting and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal.
Proposal 2 concerns ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. Even though the vote is advisory and non-binding, the Audit Committee of the Board will consider a vote against the firm by the shareholders in selecting the Company’s independent registered public accounting firm in the future.
Proposal 3 concerns approval by a non-binding, advisory vote to approve the compensation of the Named Executive Officers disclosed in the section of this proxy statement entitled “Compensation of Executive Officers.” For the non-binding, advisory vote to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.
Can I change my vote after I have voted?
Yes. You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:
•	filing with the Secretary of the Company a written revocation;
•	signing and submitting another proxy with a later date; or
•	attending the Meeting, withdrawing the proxy and voting in person.
How do I submit a proposal for the 2021 Annual Meeting?
If a shareholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, the shareholder must submit the proposal in writing to the Secretary of the Company at 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157 so that the Company receives the proposal by February 20, 2021.
If the proposal is not intended to be included in the Company’s proxy statement, a qualified shareholder intending to introduce a proposal or nominate a director at the 2021 Annual Meeting of Shareholders should give written notice to the Company’s Secretary not later than February 20, 2021 and not earlier than January 21, 2021 (although these dates may be adjusted in the event that the date of the 2021 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the Meeting).
Shareholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

Will anyone contact me regarding this vote?
No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees (who will receive no additional compensation for those services). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.
Who has paid for this proxy solicitation?
The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.
CORPORATE GOVERNANCE AND BOARD MATTERS
Director Nominees Qualifications and Biographical Information
The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board that such person should serve as a director of the Company.
D. Pike Aloian, age 65 − Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his perspective on real estate investment markets and financial matters. Mr. Aloian served as a partner of Almanac Realty Investors, LLC and its predecessor entities through January 31, 2020, when the firm was acquired by Neuberger Berman, a New York-based investment management firm. He now serves as a Managing Director of Neuberger Berman, where he serves as a member of the Almanac Investment Committee and plays a senior role in the on-going management of the Almanac business, including the origination, structuring and management of Almanac’s capital investments to public and private real estate companies. He graduated from Harvard College and received an MBA from Columbia University Graduate School of Business, where he also served as an adjunct professor.
H.C. Bailey, Jr., age 80 − Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development industries. He is Chairman and President of H.C. Bailey Company and its affiliated companies, and has been employed in various capacities with that company since 1962. The companies’ primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, in cooperation with the Mortgage Bankers Association of America.
H. Eric Bolton, Jr., age 63 − Mr. Bolton has served as a director of the Company since 2013 and as Lead Director since 2017. He brings extensive business and real estate operating experience to the Board. Mr. Bolton has served as Chief Executive Officer of Mid-America Apartment Communities, Inc. (“MAA”), a real estate investment trust (“REIT”) that owns and operates apartment communities, since October 2001 and Chairman of the Board of Directors of MAA since September 2002. He joined MAA in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Prior to that time, he was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. Mr. Bolton served on the Board of Directors of Interstate Hotels and Resorts, Inc. from 2008 to 2010. He currently serves on the National Association of Real Estate Investment Trusts (“Nareit”) Advisory Board of Governors. He received a BBA in Accounting from the University of Memphis and an MBA with a concentration in Finance and Real Estate from the University of North Texas.

Donald F. Colleran, age 64 − Mr. Colleran has served as a director of the Company since 2017. His leadership positions provide broad experience and allow him to provide valuable insight to the Company and the Board regarding operational and strategic issues. He is President and Chief Executive Officer of FedEx Express and also serves on the Strategic Management Committee of FedEx Corporation, which sets the strategic direction for FedEx. Mr. Colleran joined FedEx in 1989, where he has served in a variety of leadership roles including Executive Vice President, Chief Sales Officer of FedEx Corporation from 2016 to 2019 and Executive Vice President, Global Sales of FedEx Services from 2006 to 2016. Mr. Colleran has also served on the Board of Directors of ABM Industries since 2018. He received a BBA from the University of New Hampshire.
Hayden C. Eaves III, age 74 − Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has extensive experience in the real estate industry. He is currently President of Hayden Holdings, Inc., a family investment management company, and an advisor to IDS Real Estate Group, where he served as a Managing Director until 2006. Previously, Mr. Eaves was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He currently serves on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California and Lehigh Valley, Pennsylvania. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.
David H. Hoster II, age 74 − Mr. Hoster is Chairman of the Board, a position he has held since January 2016. Previously, he was the Chief Executive Officer of the Company from 1997 to December 2015. He has served as a director since 1993 and was President of the Company from 1993 to March 2015. His leadership experience and knowledge of the Company and the industry in which we operate, including over 40 years’ involvement with publicly held REITs and extensive experience with industrial real estate, provide valuable insight to the Board in formulating and executing the Company’s strategy. Mr. Hoster previously served on the Board of Directors of Trustmark National Bank and Trustmark Corporation until April 2016 and on the Nareit Board of Governors. He received a BA degree with honors from Princeton University and an MBA from Stanford University Graduate School of Business.
Marshall A. Loeb, age 57 − Mr. Loeb has served as the President of the Company since March 2015 and Chief Executive Officer and a director of the Company since January 2016. He rejoined the Company as President and Chief Operating Officer in March 2015 from Glimcher Realty Trust, now Washington Prime Group Inc., a retail REIT that owns, develops and manages shopping centers in the United States, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc. Previously, Mr. Loeb was employed by the Company from 1991 to 2000, beginning as an asset manager and rising to senior vice president after having a variety of responsibilities with the Company. Since 2018, Mr. Loeb has served on the Board of Directors of Lamar Advertising Company (NASDAQ: LAMR), one of the largest outdoor advertising companies in the world specializing in billboard, interstate logo, transit and airport advertising formats. Mr. Loeb has almost 30 years of experience with publicly held REITs and brings real estate industry, finance, operations, development, and executive leadership expertise to the Board. He received a BS in Accounting and a Master of Tax Accounting degree from the University of Alabama, then earned an MBA from the Harvard Graduate School of Business.
Mary E. McCormick, age 62 − Ms. McCormick has served on the Board since 2005. Ms. McCormick has extensive experience in real estate, capital markets, and corporate governance and brings that expertise to Board discussions. Ms. McCormick serves as the Executive Director of the Center for Real Estate at The Ohio State University where she is also a Senior Lecturer at the Fisher College of Business. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was responsible for directing real estate investments and overseeing an internally managed REIT portfolio. She has served on the boards of multiple public and private real estate companies and as a Senior Advisor for Almanac Realty Partners from 2010 to 2016. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. She has served on the Board of Directors of Xenia Hotels and Resorts, a lodging REIT, since 2015 and previously served on the Board of Directors of MAA from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute, NAIOP, Inc., Commercial Real Estate Development Association, and the Pension Real Estate Association. She has a Bachelor’s degree and an MBA from The Ohio State University.

Leland R. Speed, age 87 − Mr. Speed is Chairman Emeritus of the Board, a position he has held since January 2016. He served as the Chairman of the Board from 1983 to December 2015 and a director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards. He served as Chief Executive Officer of both the Company and Parkway Properties, Inc. (“Parkway”) until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012. From 2004 to 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at Nareit, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and an MBA from the Harvard Graduate School of Business.
Independent Directors
Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.
Our Board currently has nine members: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Donald F. Colleran, Hayden C. Eaves III, David H. Hoster II, Marshall A. Loeb, Mary E. McCormick and Leland R. Speed. The Board has determined that each director who served during the fiscal year ended December 31, 2019 was, and each current director continues to be, independent other than Mr. Loeb, the Company’s Chief Executive Officer; Mr. Hoster, the Company’s Chairman of the Board; and Mr. Speed, the Company’s Chairman Emeritus.
One of our directors serves as an executive officer at a company with whom we may directly or indirectly do business. The Board determined that the commercial relationships involving routine, arms-length transactions between the Company and the other party were not considered a material relationship that would impair the director’s independence. We provide additional details about the relationship in the following table.
Director	Name of Employer (including affiliated companies)	Business Relationship	Dollar Amount of Transactions (approximate)
Donald F. Colleran	FedEx Corporation	Routine leasing of space by the Company to FedEx	$1,400,000, representing less than 0.5% of the Company’s gross revenues in 2019
		Routine purchases of package delivery services by the Company from FedEx	The amount paid by the Company represents a de minimis percentage of FedEx’s gross revenue in fiscal 2019
Shareholder Communication with the Board
The Board has created the position of Lead Independent Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The Lead Independent Director presides over the meetings of the non-management directors of the Company. Our current Lead Independent Director is Mr. Bolton. Shareholders and other parties interested in communicating directly with the Lead Independent Director or with the directors as a group may do so by writing to Lead Independent Director, EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157. Correspondence so addressed will be forwarded directly to the Lead Independent Director, who will forward any such communication to the director(s) to whom the communication is addressed.

Code of Ethics and Business Conduct and Other Policies
Code of Ethics and Business Conduct
Our Board adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code of Ethics is available on our website at http://investor.eastgroup.net/govdocs. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.
Corporate Governance Guidelines
Our Board adopted Corporate Governance Guidelines, a copy of which is available on our website at http://investor.eastgroup.net/govdocs.
Copies of our Code of Ethics and Corporate Governance Guidelines may also be obtained free of charge by writing to EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157, Attention: Investor Relations.
Leadership Structure
Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Independent Director who presides over the non-management directors, and strong, active independent directors. As Chief Executive Officer, Mr. Loeb is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Hoster, Chairman of the Board, provides oversight, direction and leadership to the Board.
Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and committee level. Six of the current nine directors are considered independent under the NYSE listing standards. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board or raise subjects that are not on the agenda for that meeting. In addition, our Board and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board also holds regularly scheduled executive sessions of only non-management directors, led by the Lead Independent Director, in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.
Board Oversight of Risk Management
The Company believes that its leadership structure allows the Board to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company, cyber-security including cyber-attacks and computer viruses, and various other matters relating to the Company’s business. Additionally, the Board administers its risk oversight function through (i) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, development and acquisitions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes, the Company’s internal control over financial reporting, and the security of the electronic systems which the Company relies upon to conduct its business.
See the discussion under the heading “Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Committees and Meeting Data
The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; membership of these committees is outlined in the table below. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted written charters for each of these committees, which are available on our website at http://investor.eastgroup.net/govdocs.
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
D. Pike Aloian	Chair		Member
H.C. Bailey, Jr.		Member
H. Eric Bolton, Jr	Member	Member
Donald F. Colleran		Member	Member
Hayden C. Eaves III		Chair	Member
David H. Hoster II
Mary E. McCormick	Member		Chair
Leland R. Speed
Number of meetings in fiscal year 2019	7	6	5
The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm and the internal audit department. Messrs. Aloian and Bolton and Ms. McCormick have each been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. See “Report of the Audit Committee” later in this proxy statement.
The Compensation Committee’s function is to review and recommend to the Board appropriate executive compensation policy, approve compensation of the Company’s executive officers and to review and recommend to the Board appropriate compensation of the Company’s directors. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.
The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.
Nominating Procedures
In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms; as such, shareholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by shareholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a shareholder should be sent to the Company’s Secretary at 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157, within the time periods set forth under the heading “About the Meeting – How do I submit a proposal for the 2021 Annual Meeting?”.

Board Attendance at Meetings
The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. The Board held seven meetings during the Company’s 2019 fiscal year, and all directors attended 75% or more of the Board meetings and meetings held by all committees of the Board on which he or she served. Each director nominee also is expected to attend the Meeting. All of our board members who were directors at the time of the 2019 Annual Meeting of Shareholders (other than Mr. Speed) attended that meeting.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee is comprised of four independent directors: Messrs. Bailey, Bolton, Colleran and Eaves. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or had any other relationships with us requiring disclosure herein. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board, nor has such interlocking relationship existed in the past.
Compensation of Directors
We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board and that this approach is comparable to the policies of our peers. We feel that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of the Company and our shareholders.
Under the Company’s director compensation program as set forth in the Independent Director Compensation Policy, non-employee directors are paid annual cash retainers for their service as shown below.
Position	Annual Cash Retainer ($)
Non-employee Director	50,000
Audit Committee chairperson	20,000
Compensation Committee chairperson	15,000
Nominating and Corporate Governance Committee chairperson	12,000
Lead Independent Director	10,000
Non-chairperson committee members receive no additional cash retainer for their service on a committee.
A non-employee director who is appointed to the Board outside of an annual meeting of shareholders will receive a prorated amount of the applicable annual cash retainer, based on the time between his or her appointment and our next annual meeting of shareholders.
The Independent Director Compensation Policy provides that each non-employee director is paid $1,500 for each Board meeting attended. In addition, non-employee directors serving as members of Board committees are paid $1,000 for each committee meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.
Pursuant to the Independent Director Compensation Policy, non-employee directors receive an annual award under the Company’s 2013 Equity Incentive Plan, in connection with their election to the Board at the annual meeting of shareholders. The annual award consists of shares of the Company’s Common Stock determined by dividing $90,000 by the fair market value of a share of the Company’s Common Stock on the date of grant. If a fraction results, the number of shares shall be rounded up to the next whole number. A non-employee director who is appointed to the Board outside of the annual meeting of shareholders will receive a prorated amount of the annual award, based on the time between his or her appointment and our next annual meeting of shareholders.
The Independent Director Compensation Policy also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock, under the Company’s 2013 Equity Incentive Plan, on the effective date of election or appointment, the number of which equals $25,000 divided by the fair market value of a share of the Company’s Common Stock on such date. If a fraction results, the number of shares shall be rounded up to the next whole number. These restricted shares will vest over a four-year period, subject to the director’s continuous service on our Board on each applicable vesting date.

As an employee of the Company, Mr. Loeb did not receive any compensation for his service as a director during the fiscal year ended December 31, 2019. The compensation received by Mr. Loeb, as a Named Executive Officer of the Company, is presented in “Compensation of Executive Officers – Summary Compensation Table” below. The Company’s non-employee directors received the following aggregate amounts of compensation for the fiscal year ended December 31, 2019:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
D. Pike Aloian	88,504	90,038	178,542
H.C. Bailey, Jr.	75,004	90,038	165,042
H. Eric Bolton, Jr.	81,004	90,038	171,042
Donald F. Colleran(2)	66,504	90,038	156,542
Hayden C. Eaves III	83,004	90,038	173,042
Fredric H. Gould(3)	23,835	—	23,835
David H. Hoster II(4)	149,007	90,038	239,045
Mary E. McCormick	82,004	90,038	172,042
Leland R. Speed	65,504	90,038	155,542
(1)
Represents the aggregate grant date fair values of the shares and restricted shares of Common Stock awarded to the non-employee directors during the fiscal year ended December 31, 2019, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 13, 2020.

(2)	As of December 31, 2019, Mr. Colleran held 140 shares of restricted stock; no other directors held any outstanding equity awards as of that date.
(3)	Mr. Gould resigned from our Board effective May 23, 2019. He received pro-rated cash fees through the date of his resignation.
(4)
In addition to the standard payments to non-employee directors under the Company’s Independent Director Compensation Policy, the Board approved a cash stipend equal to $80,000 for Mr. Hoster, in connection with his additional service as Chairman of the Board in 2019.

PROPOSALS TO BE VOTED ON
Proposal 1 – Election of Directors
In accordance with our Bylaws, the Board has by resolution fixed the number of directors to be elected at the Meeting at nine. All nine positions on the Board are to be filled by the vote of the shareholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
The nominees for director are: D. Pike Aloian, H.C. Bailey, Jr., H. Eric Bolton, Jr., Donald F. Colleran, Hayden C. Eaves III, David H. Hoster II, Marshall A. Loeb, Mary E. McCormick and Leland R. Speed. All nominees are currently serving as directors of the Company and were elected at the 2019 Annual Meeting of Shareholders.
Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.
Information regarding the director nominees can be found under “Corporate Governance and Board Matters – Director Nominees Qualifications and Biographical Information.”
Nominees receiving more “For” votes than votes cast “Against” will be elected. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF MESSRS. ALOIAN, BAILEY, BOLTON, COLLERAN, EAVES, HOSTER, LOEB, AND SPEED AND MS. MCCORMICK TO SERVE ON THE BOARD UNTIL THE 2021 ANNUAL SHAREHOLDER MEETING AND UNTIL A SUCCESSOR FOR EACH IS DULY ELECTED AND QUALIFIES.
Proposal 2 – Ratification of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG as independent auditors for the fiscal year ending December 31, 2020. KPMG was first appointed as our independent registered public accounting firm effective in 1970 to audit the consolidated financial statements of the Company for the fiscal year ended December 31, 1970. The Board is asking shareholders to approve this appointment. KPMG audited the Company’s financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2019. A representative of KPMG will be present at the Meeting and will have an opportunity to make a statement and answer appropriate questions.
The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.
The Board recommends that you vote “FOR” the appointment of KPMG, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2020 fiscal year.
Shareholder ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain KPMG in the future. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Proposal 3 – Non-Binding, Advisory Vote on Executive Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our shareholders to vote on a non-binding, advisory basis to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this proxy statement, pursuant to Item 402 of Regulation S-K. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve, on a non-binding, advisory basis, the following resolution at the Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
You may vote for or against the resolution, or you may abstain. For the advisory vote on the compensation of our Named Executive Officers to be approved, the votes cast “For” the proposal must exceed the votes cast “Against” this proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved.
While the say-on-pay vote is advisory and will be non-binding, the Compensation Committee does value the opinions of our shareholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our Named Executive Officers. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2021 annual meeting of shareholders, and the next advisory vote on the frequency of holding a say-on-pay vote will occur no later than the 2023 annual meeting of shareholders.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Environmental Matters
Protecting the environment is important to the Company and our employees, families, customers and communities. The Company strives for efficiency in operating our properties with innovative solutions that lower operational costs and reduce our environmental footprint. Through the Company’s continued environmental stewardship efforts, we have obtained 25 Leadership in Energy and Environmental Design (“LEED”) certifications, including one LEED Silver certification, and various ENERGY STAR certifications, reflecting the Company’s commitment to pursue environmentally conscious performance and standards. We have initiated several energy efficiency and sustainability initiatives, such as installation of skylights, motion sensor lighting, smart technology irrigation controllers with water flow sensors and electric car charging stations. The Company's continued commitment to sustainability best practices creates long-term value for the environment, the Company and shareholders.
The Company’s development program has produced tremendous value for our shareholders. Regardless of whether the Company pursues paid LEED certification, all of our development projects are constructed to LEED certifiable standards, signifying the Company’s commitment to the environment and sustainability.

Social Matters
The Company and our employees are committed to social responsibility and participate in various charitable service organizations in our business communities. We prioritize charitable contributions that employees are directly involved with such as the Epilepsy Foundation of Mississippi, Goodwill Industries and Make-A-Wish. The Company’s employees volunteer for numerous charities, and the Company coordinates volunteer opportunities for its employees and allows time away from work to encourage participation and increase social engagement in all the communities in which we operate. Additionally, the Company is committed to our employees and to our status as an equal opportunity employer. We strive to attract, develop and advance a qualified and diverse workforce that will strengthen our company and our culture. We offer a comprehensive employee benefits program, including a robust 401(k) matching program, employer-paid health insurance for all employees, generous time off policies, flexible work schedules, healthy workplace programs and reimbursement programs for athletic clubs, college tuition, professional development and continuing education.

Our commitment to our employees and our communities is evident in the social policies and practices we have in place, including a robust employee benefits program, a paid volunteer leave program, monetary donations to charities, and our diversity and inclusion efforts. We believe our culture supports our employees and creates a positive, professional environment that encourages longevity and career development for our team members.

Governance Matters
We believe our corporate governance policies are well aligned with the interests of our shareholders. The Company’s Board has long upheld their mission to foster the long-term success of the Company while maintaining the highest regard for our fiduciary responsibility to our shareholders and employees. The Company is committed to maintaining the highest standards for policies and practices in place across our company. Highlights of our Corporate Governance program include:
•	All Board members are elected annually by shareholders (non-staggered board).
•	Six of the nine Board members standing for re-election are independent outsiders.
•	The positions of Chairman and CEO are separated.
•	All stock-based incentive plans have been approved by shareholders.
•	The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are all comprised entirely of independent directors.
•	The Audit Committee meets with independent and internal auditors at least quarterly.
•	Over the past three years, the shares granted to employees and directors have been less than 1% of the shares outstanding.
•	Compensation is strongly tied to performance, and we do not have employment agreements, automatic salary increases or guaranteed bonuses.
•	The Board has adopted a clawback policy that applies to both cash and equity incentive compensation.
•	The Board has adopted robust stock ownership guidelines for directors and executive officers.
•	No collective bargaining agreements.
•	No tax gross-ups and generally no single-trigger provisions.
•	Full Board oversight of risk management.

Our Code of Ethics and Business Conduct provides guidance for recognizing potential issues encountered in conducting Company business and for making decisions that conform to our legal and ethical standards. All directors, officers, and employees are expected to be familiar with the Code of Ethics and Business Conduct and adhere to those principals and procedures. The Company has a Whistleblower Policy whereby customers, suppliers, employees and other stakeholders may report, in good faith, details of any instances of illegal and/or unethical conduct.
The Company believes its leadership structure allows the Board to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit-worthiness, leasing activity and expirations, compliance with debt covenants, management of our balance sheet and debt maturities, access to debt and equity capital markets, existing and potential litigation and claims against the Company, cyber-security including cyber-attacks and computer viruses, and various other matters relating to the Company’s business.

EXECUTIVE OFFICERS
The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.
Marshall A. Loeb, age 57 − Mr. Loeb has served as the President of the Company since March 2015 and Chief Executive Officer of the Company since January 2016. He rejoined the Company as President and Chief Operating Officer in March 2015 from Glimcher Realty Trust, where he served as President and Chief Operating Officer from 2005 to 2015. From 2000 to 2005, he served as Chief Financial Officer of Parkway Properties, Inc. Mr. Loeb, who was with the Company from 1991 to 2000, began with the Company as an asset manager and rose to senior vice president after having a variety of responsibilities with the Company. Since 2018, Mr. Loeb has served on the board of directors of Lamar Advertising Company (NASDAQ: LAMR), one of the largest outdoor advertising companies in the world specializing in billboard, interstate logo, transit and airport advertising formats.
Brent W. Wood, age 50 − Mr. Wood has served as an Executive Vice President since May 2017 and Chief Financial Officer and Treasurer of the Company since August 2017. He was a Senior Vice President of the Company from 2003 to 2017, a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller of the Company from 1996 to 1997.
John F. Coleman, age 60 − Mr. Coleman has served as an Executive Vice President of the Company since May 2017. He was a Senior Vice President of the Company from 2001 to 2017. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office REIT).
Ryan M. Collins, age 39 − Mr. Collins has served as a Senior Vice President of the Company since May 2017. From 2005 to May 2017, Mr. Collins served as Vice President and Asset Manager for Clarion Partners (a diversified real estate investment firm).
Bruce Corkern, age 58 − Mr. Corkern has served as Chief Accounting Officer since 2005, Secretary since 2017 and has been a Senior Vice President of the Company since 2000. He was Controller of the Company from 2000 to 2017. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division). On December 6, 2019, Mr. Corkern formally notified the Company that he would be retiring, effective as of the close of business on May 29, 2020, and the Company’s Board of Directors appointed Staci H. Tyler to the position of Senior Vice President, Chief Accounting Officer and Secretary, effective upon Mr. Corkern’s retirement.
R. Reid Dunbar, age 44 − Mr. Dunbar has served as a Senior Vice President of the Company since May 2017. From 2005 through May 2017, Mr. Dunbar held various positions with Prologis (an industrial REIT) and was most recently a Senior Vice President.
Staci H. Tyler, age 39 − Ms. Tyler will assume the roles of Senior Vice President, Chief Accounting Officer and Secretary upon Mr. Corkern’s retirement, as described above. Ms. Tyler has served as the Company’s Controller since 2017 and Vice President since 2010. She joined the Company in 2007 as Assistant Controller.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) reports on the Company’s performance in 2019, the executive compensation earned in light of that performance, and the performance metrics and other relevant factors the Compensation Committee used in making its compensation decisions with respect to our Chief Executive Officer and President, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2019 (collectively, the “Named Executive Officers”). Our Named Executive Officers for the fiscal year ended December 31, 2019 are:
Marshall A. Loeb	Chief Executive Officer and President
Brent W. Wood	Executive Vice President and Chief Financial Officer
John F. Coleman	Executive Vice President
R. Reid Dunbar	Senior Vice President
Ryan M. Collins	Senior Vice President
Executive Summary
2019 Compensation Program Overview. Our executive compensation program is developed and monitored by our Compensation Committee. We provide a mix of fixed and at-risk pay incentives that are intended to motivate our executives to execute to achieve short-term and long-term objectives that build sustainable long-term value for our company. In 2019, our compensation program consisted of the following primary elements:
Base Salary	Annual Cash and Equity Incentives	Long-Term Equity Opportunities
• We pay a base level of
  competitive cash salary to
  attract and retain executive
  talent.
• We determine base salary based
  on experience, job scope,
  market data and individual
  performance.
• We annually review our Named
  Executive Officers’ base salaries
   against our peers to maintain
  competitive levels.

• Our annual cash and equity
  incentives are based on the
  achievement of objective at-risk
  Company performance metrics
  to align compensation with
  strategic goals.
• Our performance metrics (FFO
  (as defined below) per share,
  Same PNOI (as defined below)
  change, debt to EBITDAre ratio
  and fixed charge coverage) are
  commonly used measures of
  REIT performance.
• A portion of the annual
  incentive is based on the
  achievement of individual
  performance goals to reward
  individual initiative,
  achievements and contributions.

• We grant performance-based
  and service-based restricted
  shares to our executives.
• Performance-based awards are
  only earned by achieving the
  Company’s three-year TSR (as
  defined below) performance
  hurdles relative to the Nareit
  Equity Index and member
  companies of the Nareit
  Industrial Index. This is
  a critical component of aligning
  executive compensation with
  shareholders’ interests.
• Service-based awards encourage
  executive retention by vesting
  ratably over four years.

At-Risk Compensation Mix. The graphics below illustrate the mix of 2019 fixed pay (base salary) and at-risk pay incentives (cash incentive compensation and equity awards), presented at target levels, for our Chief Executive Officer and our other Named Executive Officers. At-risk pay incentives constitute the majority of the total compensation package for our executive officers, consistent with our pay-for-performance compensation philosophy and objective, as discussed below. We believe that linking a substantial portion of our executive officers’, including our Named Executive Officers’ total compensation, to at-risk pay rewards the achievement of key short-term and long-term performance goals and strongly aligns the interests of our executive officers, including our Named Executive Officers, with those of our shareholders. A larger portion of our Chief Executive Officer’s total compensation was linked to at-risk pay as compared to the other Named Executive Officers, in recognition of our Chief Executive Officer’s overall responsibility for our corporate performance.

Company Highlights. Below are operational and financial highlights for 2019. Funds from operations (“FFO”) and same property net operating income (“Same PNOI”) are not computed in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of these non-GAAP measures and other required disclosure can be found on pages 19 and 20 of our Annual Report on Form 10-K for the year ended December 31, 2019, which we filed with the SEC on February 13, 2020.
Metric	Result

Total shareholder return (“TSR”)	Our TSR for 2019 was 48.2%. The Nareit Industrial REIT Total Return was 48.7% and the Nareit Equity REIT Total Return was 26.0%.

Earnings performance	Our 2019 FFO was $4.98 per share, which exceeded the high end of our goal range and was an increase of 6.9% over 2018.

Same PNOI growth	We experienced 3.7% growth in Same PNOI year over year on a GAAP basis which was between the target and high end of our goal range.

Leasing
We renewed or re-leased 71% of expiring square feet during 2019 and rental rates on new and renewal leases increased an average of 17.3% for the year. Occupancy at the end of 2019 stood at 97.1% while average occupancy for 2019 was 96.9%.

Acquisitions	We completed acquisitions of operating properties (884,000 square feet), value-add properties (890,000 square feet) and land (188 acres) for $269 million during 2019.

Development and value-add program
We started 18 new development projects (2.7 million square feet) with a projected total investment of $262 million in 2019. Our development and value-add program consisted of 28 projects (4.1 million square feet) at December 31, 2019 with a projected total investment of $420 million.

Metric	Result
Dispositions	We sold 617,000 square feet of operating properties and a small tract (0.2 acres) of land for $69 million and realized gains of $41 million.

Dividends
We raised the quarterly cash dividend by 4.2% in September 2019 and declared annual cash dividends of $2.94 per share during the year. We have paid 160 consecutive quarterly dividends and increased or maintained the dividend for 27 consecutive years. The Company has increased the dividend 24 years over that period, including increases in each of the last eight years.

Management of the balance sheet
We closed on new debt financing to lengthen our debt maturity schedule and fund acquisitions and development, while also maintaining and improving satisfactory liquidity and leverage ratios. We also issued 2,388,342 shares under our continuous common equity program in 2019 with gross proceeds of $288 million.

Compensation Philosophy and Objectives
We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals whose interests are aligned with those of our shareholders. Our Compensation Committee seeks to develop a well-balanced compensation program that not only contains a competitive fixed pay element through annual base salary, but that is weighted more towards variable at-risk pay elements through the use of our short-term cash incentive and equity-based compensation, as well as our long-term equity-based compensation. We foster a culture where our Named Executive Officers may increase their cash compensation by contributing to measurable financial performance metrics of the Company; however, we also require meaningful value creation in the form of total return to our shareholders in order for our Named Executive Officers to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.
To further these objectives, we adhere to the following compensation and corporate governance practices:
What We Do:		What We Don’t Do:
✔	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather linked to the achievement of key financial metrics that are disclosed to our shareholders.	✘
No Employment Agreements, Automatic Salary Increases or Guaranteed Bonuses: We do not have employment agreements with any of our executive officers, and we do not guarantee annual salary increases or bonuses.

✔
We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute performance (for short-term incentives) and relative performance (for long-term incentives); our existing long-term incentive program exclusively uses TSR to measure performance.
✘
We Do Not Pay Dividends or Dividend Equivalents on Unvested Restricted Shares: Restricted shares do not receive dividends or dividend equivalents during the restricted period; accrued dividends are paid only to the extent the restricted shares vest.

✔	We Limit the Maximum Payout Opportunity: We establish maximum amounts that may be earned under any award of performance-based compensation for our executives.	✘
We Do Not Have Tax Gross-Ups and Generally Do Not Have “Single-Trigger” Provisions: We do not provide tax gross-ups on any severance, change in control or other payments. Change in control agreements generally require a “double-trigger”.

What We Do:		What We Don’t Do:
✔
We Recoup Compensation Under Certain Circumstances: We have a policy that requires the reimbursement of cash and equity incentive compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company.
		✘	We Do Not Allow Hedging or Pledging: Our executive officers and directors are expressly prohibited from pledging and hedging Company securities.

✔	We Maintain Robust Stock Ownership Guidelines: Our executive officers and directors are subject to robust stock ownership guidelines.	✘	No Accelerated Vesting of Performance Awards: Our performance shares under long-term incentives do not provide for accelerated vesting in the event of a termination of employment.

✔
We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to conduct an annual compensation review and to provide guidance on a variety of compensation matters.
		✘	We Do Not Provide Excessive Perquisites: Our executive officers are provided with limited perquisites and benefits.

✔	We Have an Independent Compensation Committee: Our Compensation Committee is comprised solely of independent directors.	✘	We Do Not Provide Pension Arrangements or Non-Qualified Deferred Compensation Arrangements: We do not provide a pension program or non-qualified deferred compensation program for any employees.
2019 Compensation Program Design and “Say-on-Pay” Advisory Vote
We provide shareholders with a “say-on-pay” advisory vote on the Company’s compensation program for its Named Executive Officers on an annual basis, in accordance with the preference expressed by shareholders concerning the frequency of such votes at our 2017 annual meeting. Our Compensation Committee considered the results of the “say-on-pay” advisory vote conducted at our 2019 annual meeting. As reported in our current report on Form 8-K, filed with the SEC on May 23, 2019, approximately 98.9% of the votes cast on the proposal expressed support for the compensation program offered to our Named Executive Officers as disclosed in last year’s proxy statement, which represents the third consecutive year that our “say-on-pay” proposal was supported by over 97% of votes cast. Accordingly, our Compensation Committee made no changes to our executive compensation program as a result of the say-on-pay advisory vote. We will be conducting our annual say-on-pay advisory vote as described in Proposal No. 3 of this proxy statement at our 2020 annual meeting. Our Board and our Compensation Committee will consider the outcome of the say-on-pay advisory vote, as well as shareholder feedback received throughout the year, when making compensation decisions for our Named Executive Officers in the future.

Our shareholders have largely supported the general framework of our compensation program with respect to the types of performance metrics by which we have measured our short-term and long-term performance. Accordingly, we continue to use a diverse group of performance metrics in connection with our annual incentive plan (“AIP”), including FFO, Same PNOI change, debt to EBITDAre ratio and fixed charge coverage as well as individual performance goals. The performance metrics used in 2019 remain largely unchanged from the previous year’s metrics. Performance goals and the corresponding payout levels were established across a three-tier construct (i.e. threshold, target and maximum).
Since 2017, we have utilized a long-term incentive plan (“LTIP”) based on forward-looking performance. Under the LTIP, the Compensation Committee issues equity grants that are earned based on three-year relative TSR (2019-2021 for awards granted in 2019) compared to TSR of the members of the Nareit Industrial Index and to the broader Nareit Equity Index. Performance goals and the corresponding payout levels were established across a three-tier construct (i.e. threshold, target and maximum). A portion of the LTIP is based on continued service and serves to foster retention.
Oversight of Compensation
The Compensation Committee is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans.
The Compensation Committee relies upon outside advisors to assist in determining competitive pay levels and evaluating pay program design. In 2019, the Compensation Committee again retained FPL Associates, L.P. (“FPL”), which was first engaged by the Compensation Committee in 2003. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy toward designing a compensation program for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, annual cash incentive and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, maximum); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deemed advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual cash incentive and equity-based awards for our executive officers. A representative from FPL frequently attends meetings of the Compensation Committee and is available to participate in executive sessions and to communicate directly with the Compensation Committee chair or its members outside of meetings. We paid FPL approximately $46,000 in 2019 for their services as a compensation consultant. In addition, in 2019, we engaged Ferguson Partners, an executive search firm and an affiliate of FPL, to assist us in the search for a new director. Ferguson Partners was paid approximately $27,000 in 2019 for its services. The decision to engage Ferguson Partners for director search services was made by the Nominating and Corporate Governance Committee. While the Compensation Committee does not pre-approve these non-executive compensation services, it does annually consider all factors relevant to FPL’s independence from management, including those identified by the NYSE. The Compensation Committee believes that the services provided by Ferguson Partners did not impact the advice and services that FPL provided to the Compensation Committee on executive compensation matters and has determined that FPL has no conflict of interest and is independent.
While Mr. Loeb, our CEO, did participate in general meetings of the Compensation Committee in 2019, he did not participate in executive sessions nor did he participate in any discussions determining his own compensation. Annually, upon request from the Compensation Committee, our CEO provides the Compensation Committee with data pertinent to his and the other executive officers’ performance, particularly in regards to the individual objectives of each executive.
Peer Group Analysis
The Compensation Committee relies on the peer group analysis prepared by FPL to evaluate pay levels for our executive officers. The peer groups recommended by FPL and approved by the Compensation Committee are all public real estate companies and are divided into two groups based on (i) industry sector (the asset-based peer group) and (ii) equity market capitalization, geographic location and historical performance (the size-geographic-

performance peer group, or what we refer to as the SGP peer group). FPL analyzes competitive total direct compensation at the peer REITs listed below, as disclosed in their proxy statements for prior years, as well as information contained in FPL’s proprietary database. The Compensation Committee evaluates the appropriateness of the peer groups annually (based on merger and acquisition activity, growth, property focus, etc.) and makes adjustments accordingly.
The asset-based peer group used for setting 2019 compensation was unchanged from 2018 other than by the removal of DCT Industrial Trust Inc., which was acquired by Prologis, Inc. on August 22, 2018, and consisted of the following six exchange-listed REITs that invest in industrial properties.
•	Duke Realty Corporation	•	PS Business Parks, Inc.
•	First Industrial Realty Trust, Inc.	•	Rexford Industrial Realty, Inc.
•	Liberty Property Trust	•	STAG Industrial, Inc.
The SGP peer group used for setting 2019 compensation consisted of the following 13 exchange-listed REITs, which (i) operate across multiple asset classes and are similar in size to the Company in terms of market capitalization, (ii) are similar in performance to the Company in terms of 3-year annualized TSR and/or (iii) are headquartered in the Sunbelt region of the United States. Nine of the thirteen SGP peer group were unchanged from 2018. Terreno Realty Corporation was removed from the peer group as it is no longer size comparable, and DCT Industrial Trust Inc. was removed upon its acquisition by Prologis, Inc. on August 22, 2018. First Industrial Realty Trust, Inc., Sabra Health Care REIT, Inc., Sunstone Hotel Investors, Inc., and Weingarten Realty Investors were added as comparably sized companies. The SGP peer group companies are as follows:
•	Acadia Realty Trust	•	Rexford Industrial Realty, Inc.
•	Columbia Property Trust, Inc.	•	Sabra Health Care REIT, Inc.
•	CoreSite Realty Corporation	•	STAG Industrial, Inc.
•	Cousins Properties Incorporated	•	Sunstone Hotel Investors, Inc.
•	First Industrial Realty Trust, Inc.	•	Washington Real Estate Investment Trust
•	Physicians Realty Trust	•	Weingarten Realty Investors
•	PS Business Parks, Inc.
FPL conducted a study that compared the Company’s actual 2018 compensation for the executive officers (including the equity awards made in 2019 with respect to 2018 performance) with the actual 2018 total compensation of the top five executives of each of the companies included in the peer groups. In addition, FPL analyzed target compensation. The study showed that the target total pay, on a weighted average basis for all executive officers, was below the 25th percentile of both the asset-based peer group and the SGP peer group. Actual total pay, on a weighted average basis for the Named Executive Officers employed for all of 2018 and 2019, fell below the 25th percentile of both peer groups. The Compensation Committee then used the peer group data, survey information and other relevant factors to establish the 2019 compensation program for our executive officers. These factors provided the framework for compensation decision making and final decisions regarding the compensation opportunity for each executive officer. The Company did not target a specific percentile of the peer group to set compensation and no single factor was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Components of Compensation
The total compensation opportunity for our Named Executive Officers in 2019 incorporated three primary components: base salary, an annual cash and equity incentive award and a long-term equity incentive award (that is earned over a three-year performance period). The value of the equity incentive awards were based on our closing stock price at the beginning of the performance period, which was $91.73 at December 31, 2018.
Base Salary. The Compensation Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salaries that are commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data based on our peer groups, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. Based on a consideration of these factors, the base salaries of our Named Executive Officers were increased by a range of 3.0%-4.6% for 2019. The 2018 and 2019 base salaries for each Named Executive Officer and the percentage increase from 2018 to 2019 are shown in the following table:
Named Executive Officer	2018 Salary ($)	2019 Salary ($)	Increase (%)
Marshall A. Loeb	650,000	675,000	3.8
Brent W. Wood	407,000	425,000	4.4
John F. Coleman	403,000	415,000	3.0
R. Reid Dunbar	371,000	385,000	3.8
Ryan M. Collins	325,000	340,000	4.6
Annual Cash and Equity Incentive Compensation. Our Named Executive Officers have an opportunity to earn annual incentive awards, paid one-half in cash and one-half in equity, designed to reward annual corporate performance and individual performance. Each year the Compensation Committee establishes a target annual incentive award opportunity for each of our Named Executive Officers following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the surveys and market data based on our peer groups, as discussed previously.
2019 AIP Target Opportunity. The Compensation Committee set the target annual cash incentive and target annual equity incentive each equal to the following percentage of annual base salary: Mr. Loeb (125%), Mr. Wood (75%), Mr. Coleman (60%), Mr. Dunbar (60%) and Mr. Collins (55%). If the target goal for a corporate performance metric is achieved, then the corporate performance metric will be deemed to be earned at 100%. If the threshold or maximum goal for a performance metric is achieved, then the corporate performance metric will be deemed to be earned at 50% or 150%, respectively. Results below threshold result in a zero payout and achievement at levels between threshold and maximum are determined via linear interpolation. No more than 150% of the target award may be earned under the AIP.
	Target Annual Cash Incentive	Target Annual Equity Incentive
Named Executive Officer	($)	($)	Shares (#)(1)
Marshall A. Loeb	843,750	843,750	9,198
Brent W. Wood	318,750	318,750	3,475
John F. Coleman	249,000	249,000	2,714
R. Reid Dunbar	231,000	231,000	2,518
Ryan M. Collins	187,000	187,000	2,039
(1)	Shares valued at a closing stock price of $91.73 as of December 31, 2018.
2019 AIP Corporate Performance Goals. The performance metrics and their relative weightings for the 2019 annual cash and equity incentive awards are described below, along with why we believe these were appropriate metrics to use in measuring short-term performance.
Metric	Relative Weighting	Rationale
FFO Per Share	50%	•	FFO is a commonly used REIT financial metric defined by Nareit

		•	Allows shareholders to compare operating performance among REITs over time on a consistent basis

		•	May significantly impact the trading price of a REIT’s common stock and, therefore, may significantly impact TSR

Metric	Relative Weighting	Rationale
Increase in Same PNOI	10%	•	Internal performance metric measuring growth in our existing real estate portfolio

		•	Allows shareholders to compare year-over-year improvements in our earnings from established investments and our ability to maintain occupancy and increase rental rates

Debt-to-EBITDAre Ratio	10%	•	A measure of the Company's financial condition and operating performance relative to our leverage

Fixed Charge Coverage	10%	•	Fixed charge coverage ratio reflects the strength of our balance sheet and our ability to generate sufficient cash flow to meet our debt obligations and continue to pay or increase our dividend

Individual Objectives	20%	•	Assessment of individual contributions to the Company’s financial and operational performance, as well as accomplishments relative to annual objectives

		•
Strongly influenced by objective criteria, such as occupancy, new and renewed leasing rates, development projects, asset recycling and other quantitative and qualitative performance metrics and trends as determined by our Compensation Committee

		•	Incentivizes and rewards individual initiative, achievements and contributions
The annual performance goals were based on the initial guidance for 2019 in our February 6, 2019 earnings press release.
	Performance Goals
Criteria	Threshold	Target	Maximum	2019 Actual Results	% of Target Earned
Corporate Performance Goals(1)
FFO Per Share	$4.79	$4.84	$4.89	$4.98	150%
Increase in Same PNOI	1.5%	2.9%	4.4%	3.7%	127%
Debt-to-EBITDAre Ratio	6.5	6.0	5.5	5.3	150%
Fixed Charge Coverage	2.7x	3.2x	3.7x	5.0x	150%
(1)
FFO, Same PNOI and EBITDAre are not computed in accordance with GAAP. Reconciliations of FFO and Same PNOI and other required disclosure can be found on pages 19 and 20 of our Annual Report on Form 10-K for the year ended December 31, 2019, which we filed with the SEC on February 13, 2020. Reconciliations of EBITDAre and other required disclosure, including disclosure related to the Debt-to-EBITDAre ratio and Fixed Charge Coverage, can be found on pages 5, 10, 21 and 23 in the Company’s quarterly Supplemental Information for the period ended December 31, 2019, which can be found on the Investor Relations page of the Company’s website at www.eastgroup.net. Fixed Charge Coverage is calculated as EBITDAre divided by the sum of interest expense plus principal amortization.

2019 AIP Individual Performance Goals. Each Named Executive Officer was assigned individual goals related to his scope of responsibility and aligned with our overall strategic priorities. These goals account for 20% of a Named Executive Officer’s AIP award and may be qualitative or quantitative in nature. In considering the individual performance of the Named Executive Officers, the Compensation Committee did not set specific factors or goals and did not assign specific weightings to any factors considered, but instead considered them together as part of a comprehensive qualitative review. We believe that disclosure of individual details regarding these performance goals would cause potential significant competitive harm to us without adding meaningfully to the understanding of our business or the AIP. Our Compensation Committee sets such individual performance goals at rigorous levels which we believe are sufficiently high to require substantial and sustained performance by the Named Executive Officers to be attained.
2019 AIP Actual Results. Based on the Compensation Committee’s analysis of all the foregoing criteria, the Compensation Committee determined that our actual performance resulted in a weighted average of 147% of the target level for Company performance goals (98% of maximum) and between target and maximum for the individual performance goals (varies by Named Executive Officer, as shown in the table below). The table below summarizes the overall AIP payouts which were based on the corporate and individual performance goals and weightings for each Named Executive Officer.
Named Executive Officer	% of Target Earned: Company Performance Goals	% of Target Earned: Individual Performance Goals	% of Target Earned: Total Award	Annual Incentive Cash Awards Earned ($)	Annual Incentive Equity Awards Earned (# shares)
Marshall A. Loeb	147%	140%	146%	1,231,875	13,429
Brent W. Wood	147%	140%	146%	465,375	5,073
John F. Coleman	147%	145%	147%	366,030	3,990
R. Reid Dunbar	147%	145%	147%	339,570	3,702
Ryan M. Collins	147%	100%	138%	258,060	2,813
The annual incentive equity awards, granted in the form of restricted shares, vested 20% on the date the performance results were certified by the Compensation Committee and will vest 20% on each of January 1, 2021, 2022, 2023 and 2024, subject to continued employment with the Company through each applicable vesting date. Dividends on the annual equity incentive awards accumulate beginning January 1, 2019 and are paid if and when the restricted shares vest.
Long-Term Equity Incentive Compensation. Our Named Executive Officers have an opportunity to earn long-term equity incentive awards intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The Compensation Committee believes that our long-term equity incentive awards, together with the annual equity incentive awards discussed above, provide an appropriate balance between performance incentive and retention awards since the recipient must remain employed by the Company for an additional period following the performance period in order for the restricted shares to vest.
LTIP Target Opportunity. The Compensation Committee set the target for the three-year LTIP award, equal to the following percentage of base salary: Mr. Loeb (200%), Mr. Wood (130%), Mr. Coleman (80%), Mr. Dunbar (80%) and Mr. Collins (80%). For each three-year LTIP award, 70% of the target award was performance-based (i.e., TSR-based) and 30% of the target award was service-based. If the target goal for a performance metric is achieved, then the performance metric will be deemed to be earned at 100%. If the threshold or maximum goal for a performance metric is achieved, then the performance metric will be deemed to be earned at 50% or 150%, respectively. Results below threshold result in a zero payout and achievement at levels between threshold and maximum are determined via linear interpolation. No more than 150% of the target LTIP award may be earned. The service-based portion of the LTIP award vests 25% per year for four years.
Three-year LTIP Awards
Named Executive Officer	Target for the Three- Year LTIP Awards ($)	Target for the Three-Year LTIP Awards (# Shares)	Target for the Three-Year LTIP Awards (# Performance- Based Shares)	Three-Year LTIP Awards (# Service-Based Shares)
Marshall A. Loeb	1,350,000	14,717	10,302	4,415
Brent W. Wood	552,500	6,023	4,216	1,807
John F. Coleman	332,000	3,620	2,534	1,086
R. Reid Dunbar	308,000	3,357	2,350	1,007
Ryan M. Collins	272,000	2,966	2,076	890

LTIP Performance Goals. The performance goals for the long-term equity incentive awards are based on the Company’s TSR over a three-year period (2019-2021 for awards granted in 2019) and include a one-year service-based component following the end of the performance period. The performance-based LTIP awards vest 75% at the end of the performance period and the remainder on January 1 of the following year, subject to the executive officer’s continued service with the Company through such date. The metrics are shown in the following table. Because the performance period is the three-year period ending December 31, 2021, actual results will not be determined until the first quarter of 2022.
	Performance Goal
Criteria	Threshold	Target	Maximum	Weighting
TSR Compared to Nareit Equity Index	250 basis points below	Equal to Index	250 basis points above	35%
TSR Compared to member companies of the Nareit Industrial Index	25th Percentile	50th Percentile	75th Percentile	35%
Retentive Service-Based Award	n/a	award at Target	n/a	30%
Retention Grants. On March 4, 2010, the Compensation Committee awarded 20,000 restricted shares per employee as a retention bonus to three of the Company’s Senior Vice Presidents, including Messrs. Coleman and Wood. The final vesting of the retention grants occurred on January 10, 2020; therefore, there are currently no outstanding unvested shares subject to the retention grants.
Retirement Plans. We have a 401(k) Plan pursuant to which the Company makes matching contributions of 50% of the eligible employee’s contributions (limited to 10% of compensation as defined by the plan) and may also make annual discretionary contributions. For 2019, the Company made a discretionary contribution of 5.0% of eligible employees’ compensation. The percentages of Company contributions for eligible Named Executive Officers are the same percentages as for other eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.
Perquisites and Other Benefits. The Compensation Committee annually reviews the perquisites that senior management receive. The primary perquisite for executive officers is the Company’s provision of life insurance equal to 2.5x base salary up to a maximum amount of $400,000. Executive officers also participate in the Company’s medical insurance plans on the same terms as other officers. In certain circumstances, we provide reimbursement of reasonable expenses for relocations or substantial changes to the location of an executive officer’s workplace. We do not provide our executive officers automobiles or reimbursement for country clubs, financial planning or things of a similar nature.
Severance Benefits. In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the applicable agreement, and provided the employee executes a full and irrevocable release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package for each Named Executive Officer is consistent with severance benefits offered by other companies of our size or in our industry to an officer in a similar position.
Change in Control. Our senior management and other employees have built the Company into a successful real estate investment trust and the Board believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may result in their job loss, but which may be in the best interests of shareholders. Upon a change in control and a qualifying termination, Messrs. Loeb, Wood and Coleman would receive a lump sum cash severance payment equal to three times the executive’s average annual compensation. Messrs. Dunbar and Collins would receive a lump sum cash severance payment equal to 1.5 times the executive’s average annual compensation. The severance payments would be paid in cash 60 days after termination and upon execution of a waiver and release agreement. The executive would also be provided life insurance and be reimbursed for health insurance for a period of time. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.
Clawback. We have a policy that requires the reimbursement of incentive compensation in the event of a substantial restatement of our financial results caused by intentional misconduct by senior officers of the Company. The Board reserves the right to review the incentive compensation received by the senior officers with respect to the period to which the restatement relates, recalculate the Company’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the senior officer or officers whose intentional misconduct was the cause of the restatement.
Hedging and Pledging Policy. Our Board has adopted a policy that prohibits Company directors, officers and certain designated employees from (i) engaging in any hedging or monetization transactions involving Company securities or from purchasing or selling any put or call option contract or similar instrument with respect to Company securities and (ii) pledging Company securities as collateral for a loan or holding such shares in a margin account.
Stock Ownership Policy. We have a policy that requires ownership of Company stock by directors and executive officers who have served in their role as a director or executive officer for a minimum of five years. Directors are required to own Company stock with a market value (number of shares multiplied by the current price of common stock) of at least five times the annual cash retainer for directors. Executive officers are required to own Company stock with a market value of at least: (i) five times annual base salary for the Chief Executive Officer, (ii) three times annual base salary for Executive Vice Presidents, and (iii) two times annual base salary for Senior Vice Presidents. Director and executive officer stock ownership is reviewed by the Nominating and Corporate Governance Committee on at least an annual basis, and all directors and executive officers who have served in their role as a director or executive officer for a minimum of five years are currently in compliance.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the U.S. Internal Revenue Code of 1986 (the “Code”), as amended by the Tax Cuts and Jobs Act of 2017 (the “TCJA”), limits to $1 million the deduction that publicly traded corporations may take for compensation paid to “covered employees” of the corporation. Under a series of private letter rulings issued by the Internal Revenue Service (the “IRS”) prior to the enactment of the TCJA, compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner was not subject to the limitation on deductibility under Section 162(m) to the extent such compensation was attributable to services rendered to the REIT’s operating partnership. In December 2019, the IRS issued proposed Treasury regulations under Section 162(m) (the “Proposed Regulations”) that overturn the guidance in the private letter rulings and apply Section 162(m)’s $1 million deduction limit to a REIT’s distributive share of any compensation paid by the REIT’s operating partnership to certain current and former executive officers of the REIT. The guidance under the Proposed Regulations would apply to all compensation deductible in tax years ending on or after December 20, 2019 other than compensation paid pursuant to a written binding contract in effect on December 20, 2019 that is not subsequently materially modified. This guidance represents a significant change in IRS guidance regarding the deductibility of compensation for REITs and, to the extent that compensation paid to our executive officers does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to U.S. federal income taxation as dividend income rather than return of capital.
Accounting for Stock-Based Compensation
We follow the FASB ASC Topic 718 for our stock-based compensation awards.
Compensation Risk Assessment
In 2019, in consultation with management and FPL, our Compensation Committee’s independent compensation consultant, our Compensation Committee assessed our compensation plans, policies and practices for the Named Executive Officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive compensation plans to ensure that they are aligned with our Company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

Compensation Committee Report
The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair
H.C. Bailey, Jr.
H. Eric Bolton Jr.
Donald F. Colleran

Summary Compensation Table
The following table summarizes, for the fiscal years ended December 31, 2019, 2018 and 2017, the amount of compensation earned, or paid by the Company to, the Named Executive Officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Marshall A. Loeb President and Chief Executive Officer	2019	675,000	—	2,683,357	1,231,875	143,020	4,733,252
	2018	650,000	—	2,516,243	1,106,300	86,689	4,359,232
	2017	625,000	—	3,701,199	1,003,750	26,673	5,356,622

Brent W. Wood Executive Vice President and Chief Financial Officer	2019	425,000	—	1,071,146	465,375	203,944	2,165,465
	2018	407,000	—	829,449	451,770	156,153	1,844,372
	2017	388,000	—	1,485,880	375,932	93,152	2,342,964

John F. Coleman Executive Vice President	2019	415,000	—	715,862	366,030	201,747	1,698,639
	2018	403,000	—	665,884	353,028	158,681	1,580,593
	2017	391,000	—	1,423,088	342,516	26,673	2,183,277

R. Reid Dunbar Senior Vice President	2019	385,000	—	671,526	339,570	29,350	1,425,446
	2018	371,000	200,000(5)	551,426	331,674	10,978	1,465,078
	2017	207,692	100,000(5)	210,023	243,600	7,847	769,162

Ryan M. Collins Senior Vice President	2019	340,000	—	561,230	258,060	23,045	1,182,335
	2018	325,000	65,000(6)	462,303	259,188	10,974	1,122,465
	2017	179,308	65,000(6)	210,034	241,920	3,201	699,463
(1)
The amounts in this column represent the aggregate grant date fair values of the restricted shares of Common Stock awarded to the Named Executive Officers during the fiscal years ended December 31, 2019, 2018 and 2017, as applicable, determined in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not include any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 13, 2020. In the case of the performance-based restricted shares granted in 2019, the aggregate grant date fair value is reported assuming the probable outcome of the performance conditions. The maximum values of such restricted shares as of the grant date were as follows: $3,664,095 for Mr. Loeb, $1,459,114 for Mr. Wood, $978,034 for Mr. Coleman, $914,965 for Mr. Dunbar and $767,415 for Mr. Collins.

(2)
Except as provided below, the amounts in this column for 2019 represent (i) the performance-based restricted shares awarded in March 2019 with respect to 2018 performance under the 2018 AIP based on individual performance goals, (ii) performance-based restricted shares awarded in March 2019 and August 2019 with respect to 2019 performance under the 2019 AIP based on corporate performance goals, (iii) performance-based awards of restricted shares granted in March 2019 for the three-year LTIP awards and (iv) service-based restricted shares granted in March 2019 for the three-year LTIP awards.

(3)	The amounts in this column represent the annual incentive cash awards earned under the Company’s AIP for the applicable fiscal year.
(4)
The amounts in this column represent the Company’s contributions under its 401(k) Plan for the Named Executive Officer’s benefit, dividends paid on vested restricted stock, and the amount of premium paid by the Company for group term life insurance for the Named Executive Officer.

	401(k) Contributions ($)	Restricted Stock Dividends ($)	Life Insurance Premium ($)	Total ($)
Marshall A. Loeb	26,656	115,620	744	143,020
Brent W. Wood	26,656	176,544	744	203,944
John F. Coleman	26,656	174,347	744	201,747
R. Reid Dunbar	23,656	4,950	744	29,350
Ryan M. Collins	17,866	4,435	744	23,045
(5)
Since Mr. Dunbar commenced employment with the Company on May 29, 2017, Mr. Dunbar was entitled to a $300,000 signing bonus which was paid in three equal installments on May 29, 2017, January 1, 2018 and June 30, 2018.

(6)
Since Mr. Collins commenced employment with the Company on June 1, 2017, Mr. Collins was entitled to a $130,000 signing bonus which was paid in two equal installments on June 1, 2017 and January 1, 2018.

Grants of Plan-Based Awards in 2019
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name/Type of Grant	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Marshall A. Loeb
2019 AIP (Cash)(1)		421,875	843,750	1,265,625
2019 AIP (Equity)(2)	(2)				3,679	7,358	11,037		856,254
2019 Three-Year LTIP Award(3)	03/07/19				5,151	10,302	15,453		1,104,993
2019 Three-Year LTIP Award(4)	06/01/18							4,415	467,858
2018 AIP Awards(5)	02/14/19							2,368	254,252

Brent W. Wood
2019 AIP (Cash)(1)		159,375	318,750	478,125
2019 AIP (Equity)(2)	(2)				1,390	2,780	4,170		323,623
2019 Three-Year LTIP Award(3)	03/07/19				2,108	4,216	6,324		452,208
2019 Three-Year LTIP Award(4)	06/01/18							1,807	191,488
2018 AIP Awards(5)	02/14/19							967	103,827

John F. Coleman
2019 AIP (Cash)(1)		124,500	249,000	373,500
2019 AIP (Equity)(2)	(2)				1,086	2,171	3,257		252,642
2019 Three-Year LTIP Award(3)	03/07/19				1,267	2,534	3,800		271,797
2019 Three-Year LTIP Award(4)	06/01/18							1,086	115,083
2018 AIP Awards(5)	02/14/19							711	76,340

R. Reid Dunbar
2019 AIP (Cash)(1)		115,500	231,000	346,500
2019 AIP (Equity)(2)	(2)				1,007	2,014	3,021		234,373
2019 Three-Year LTIP Award(3)	03/07/19				1,175	2,350	3,526		252,061
2019 Three-Year LTIP Award(4)	06/01/18							1,007	106,712
2018 AIP Awards(5)	02/14/19							730	78,380

Ryan M. Collins
2019 AIP (Cash)(1)		93,500	187,000	280,500
2019 AIP (Equity)(2)	(2)				816	1,631	2,447		189,916
2019 Three-Year LTIP Award(3)	03/07/19				1,038	2,076	3,113		222,672
2019 Three-Year LTIP Award(4)	06/01/18							890	94,313
2018 AIP Awards(5)	02/14/19							506	54,329
(1)
Represents the 2019 annual cash incentive bonus opportunities under the 2019 AIP. See the description of the annual cash incentive award in the CD&A. The actual amount earned by each Named Executive Officer in 2019 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
Represents the number of restricted shares that could be earned, based on corporate performance goals only, under the 2019 AIP for 2019 performance; these shares were granted in two components, one on March 7, 2019 and one on August 28, 2019. The number of restricted shares that could be earned, based on the individual performance goals under the 2019 AIP for 2019 performance, were granted on February 13, 2020, and are therefore not included in this table.

(3)	Represents the number of restricted shares that could be earned under the performance-based portion of the three-year LTIP awards pursuant to the 2019 LTIP.
(4)	Represents the number of restricted shares under the service-based portion of the three-year LTIP awards pursuant to the 2019 LTIP.
(5)	Represents restricted shares awarded on February 14, 2019 in connection with the individual performance goals under the 2018 AIP for 2018 performance.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table summarizes the number of non-fully vested outstanding equity awards held by each of our Named Executive Officers as of December 31, 2019, including awards earned by December 31, 2019 but not issued until 2020. Please refer to the footnotes of the table for further details. None of our Named Executive Officers hold any stock options.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Marshall A. Loeb	1,135(2)	150,580
	5,538(3)	734,726
	2,967(4)	393,632
	8,155(5)	1,081,924
	1,269(6)	168,358
	10,014(7)	1,328,557
	2,895(8)	384,080
	4,415(9)	585,738
			5,925(13)	786,070
			9,009(14)	1,195,224
			10,302(15)	1,366,766
			9,198(16)	1,220,299
Brent W. Wood	786(2)	104,279
	2,247(3)	298,109
	1,204(4)	159,735
	3,054(5)	405,174
	523(6)	69,386
	4,089(7)	542,488
	777(8)	103,085
	1,807(9)	239,735
	6,600(10)	875,622
			2,441(13)	323,847
			2,418(14)	320,796
			4,216(15)	559,337
			3,475(16)	461,028
John F. Coleman	786(2)	104,279
	2,247(3)	298,109
	1,204(4)	159,735
	2,782(5)	369,088
	476(6)	63,151
	3,194(7)	423,748
	615(8)	81,592
	1,086(9)	144,080
	6,600(10)	875,622
			2,224(13)	295,058
			1,915(14)	254,063
			2,534(15)	336,186
			2,714(16)	360,066

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
R. Reid Dunbar	3,001(7)	398,143
	567(8)	75,224
	1,007(9)	133,599
	1,554(11)	206,169
			1,763(14)	233,897
			2,350(15)	311,775
			2,518(16)	334,063
Ryan M. Collins	2,345(7)	311,111
	496(8)	65,804
	890(9)	118,076
	1,547(12)	205,240
			1,544(14)	204,842
			2,076(15)	275,423
			2,039(16)	270,514
(1)	The market value of such holdings is based on the closing price of a share of the Company’s Common Stock ($132.67) on December 31, 2019.
(2)	Represents remaining 20% of award with a grant date of 3/5/2016 that vested 1/1/2020.
(3)	Represents remaining 40% of award with a grant date of 3/2/2017 with equal vesting on 1/1/2020 & 1/1/2021.
(4)	Represents remaining 25% of award with a grant date of 3/2/2017 that vested on 1/1/2020.
(5)	Represents remaining 60% of award with a grant date of 5/10/2017 with equal vesting on 1/1/2020, 1/1/2021 & 1/1/2022.
(6)	Represents remaining 50% of award with a grant date of 5/10/2017 with equal vesting on 1/1/2020 & 1/1/2021.
(7)	Represents remaining 80% of award with a grant date of 6/1/2018 with equal vesting on 1/1/2020, 1/1/2021, 1/1/2022 & 1/1/2023.
(8)	Represents remaining 75% of award with a grant date of 6/1/2018 with equal vesting on 1/1/2020, 1/1/2021 & 1/1/2022.
(9)	Represents award with a grant date of 3/7/2019 with equal vesting on 2/13/2020, 1/1/2021, 1/1/2022 & 1/1/2023.
(10)	Represents remaining 33% of award with a grant date of 3/4/2010 with vesting on 1/10/2020.
(11)	Represents remaining 60% of award with a grant date of 5/29/2017 with equal vesting on 1/1/2020, 1/1/2021 & 1/1/2022.
(12)	Represents remaining 60% of award with a grant date of 5/31/2017 with equal vesting on 1/1/2020, 1/1/2021 & 1/1/2022.
(13)
Represents target award under our 2017 Multi-year Long-term Incentive Plan with a TSR performance period of 2017 through 2019. In February 2020, the Compensation Committee determined the Company’s relative TSR exceeded the High level and 8,887, 3,661 and 3,336 shares were issued to Messrs. Loeb, Wood and Coleman, respectively. The shares vested 75% on the determination date and will vest 25% on 1/1/2021.

(14)	Represents target award under our 2018 Multi-year Long-term Incentive Plan with a TSR performance period of 2018 through 2020.
(15)	Represents target award under our 2019 Multi-year Long-term Incentive Plan with a TSR performance period of 2019 through 2021.
(16)
Represents target award under our 2019 Annual Incentive Plan. In February 2020, the Compensation Committee determined the results of the plan and 13,429, 5,073, 3,990, 3,702 and 2,813 shares were issued to Messrs. Loeb, Wood, Coleman, Dunbar and Collins, respectively. The shares vested 20% on the determination date and will vest 20% per year on 1/1/2021, 1/1/2022, 1/1/2023 and 1/1/2024.

Option Exercises and Stock Vested in 2019
The following table provides information regarding restricted shares that vested during 2019 for each of the Named Executive Officers. No stock options were granted to or exercised by the Named Executive Officers in 2019, and no options are currently outstanding.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Marshall A. Loeb	19,127	1,878,295
Brent W. Wood	14,628	1,403,204
John F. Coleman	14,076	1,345,703
R. Reid Dunbar	1,458	148,444
Ryan M. Collins	1,270	128,290
(1)	The aggregate value realized upon the vesting of restricted shares represents the aggregate market price of the shares of Common Stock on the date of vesting.
Potential Payments upon Termination or Change in Control
The following table shows potential payouts assuming that (i) the Named Executive Officer experienced a qualifying termination not in connection with a change in control; (ii) the Company experienced a change in control (where all outstanding equity awards were assumed, continued, or substituted by the successor); and (iii) the Company experienced a change in control (where all outstanding equity awards were assumed, continued, or substituted by the successor) and the Named Executive Officer experienced a qualifying termination on such date, in each case, on the last business day of 2019.
Name and Form of Payment	Termination without Cause, not in connection with a Change in Control ($)	Change in Control ($)	Termination without Breach of Duty or Resignation with Good Reason, each in connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
Marshall A. Loeb
Lump sum cash payment	3,220,034(1)	—	4,830,051(2)	1,610,017(3)	168,750(4)	—
Healthcare and other insurance benefits	—	—	50,000(5)	—	—	—
Value of acceleration of unvested restricted shares	5,095,762(6)	—	9,571,521(7)	8,224,747(8)	8,224,747(8)	—
Total	8,315,796	—	14,451,572	9,834,764	8,393,497	—

Brent W. Wood
Lump sum cash payment	1,573,454(1)	—	2,360,181(2)	786,727(3)	106,250(4)	—
Healthcare and other insurance benefits	—	—	50,000(5)	—	—	—
Value of acceleration of unvested restricted shares	3,062,190(6)	1,031,250(9)	4,689,349(7)	4,196,700(10)	4,196,700(10)	—
Total	4,635,644	1,031,250	7,099,530	4,983,427	4,302,950	—

Name and Form of Payment	Termination without Cause, not in connection with a Change in Control ($)	Change in Control ($)	Termination without Breach of Duty or Resignation with Good Reason, each in connection with a Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
John F. Coleman
Lump sum cash payment	1,478,016(1)	—	2,217,024(2)	739,008(3)	103,750(4)	—
Healthcare and other insurance benefits	—	—	50,000(5)	—	—	—
Value of acceleration of unvested restricted shares	2,773,270(6)	1,031,250(9)	3,989,603(7)	3,672,211(10)	3,672,211(10)	2,714,462(13)
Total	4,251,286	1,031,250	6,256,627	4,411,219	3,775,961	2,714,462

R. Reid Dunbar
Lump sum cash payment	1,024,410(11)	—	1,024,410(11)	682,940(3)	96,250(4)	—
Healthcare and other insurance benefits	—	—	37,500(12)	—	—	—
Value of acceleration of unvested restricted shares	848,038(6)	—	1,683,853(7)	1,390,105	1,390,105(8)	—
Total	1,872,448	—	2,745,763	2,073,045	1,486,355	—

Ryan M. Collins
Lump sum cash payment	823,901(11)	—	823,901(11)	549,267(3)	85,000(4)	—
Healthcare and other insurance benefits	—	—	37,500(12)	—	—	—
Value of acceleration of unvested restricted shares	730,624(6)	—	1,447,046(7)	1,188,168(8)	1,188,168(8)	—
Total	1,554,525	—	2,308,447	1,737,435	1,273,168	—
(1)	Represents 2x average annual compensation for 2019.
(2)	Represents 3x average annual compensation for 2019.
(3)	Represents 1x average annual compensation for 2019.
(4)	Represents 90 days of continuation of base salary.
(5)
Represents payment of premiums for life insurance coverage and health plan coverage for 24 months. The value of the payments in this column are based on an estimate of the Company’s cost to provide such benefits to an executive officer equal to $25,000 per year.

(6)
Represents the acceleration of all service-based stock awards, including performance-based awards that were previously earned but remain subject to service-based vesting at the date of termination, based on our closing stock price of $132.67 per share as of December 31, 2019, plus accrued dividends.

(7)
Represents the acceleration of all service-based stock awards, including performance-based awards that were previously earned but remain subject to service-based vesting at the date of termination, and all performance-based stock awards, assuming that performance criteria are deemed to be achieved at the target level, based on our closing stock price of $132.67 per share as of December 31, 2019, plus accrued dividends.

(8)
Represents the acceleration of all service-based stock awards, including performance-based awards that were previously earned but remain subject to service-based vesting at the date of termination, and all performance-based stock awards, pro-rated for the portion of the performance period that the executive was employed and assuming that performance criteria are deemed to be achieved at the target level, based on our closing stock price of $132.67 per share as of December 31, 2019, plus accrued dividends.

(9)	Represents the full acceleration of vesting of restricted shares awarded as a retention bonus in 2010, plus accrued dividends.
(10)
Represents (a) the full acceleration of all service-based stock awards other than the restricted shares granted as a retention award granted in 2010, including performance-based awards that were previously earned but remain subject to service-based vesting at the date of termination, (b) the partial acceleration of the restricted shares granted as a retention award in 2010, pro-rated based on the duration of employment completed between January 1, 2010 and January 1, 2020, and (c) the partial acceleration of all performance-based stock awards, pro-rated for the portion of the performance period that the executive was employed and assuming that performance criteria are deemed to be achieved at the target level, in each case, based on our closing stock price of $132.67 per share as of December 31, 2019, plus accrued dividends.
(11)	Represents 1.5x average annual compensation for 2019.
(12)
Represents payment of premiums for life insurance coverage and health plan coverage for 18 months. The value of the payments in this column are based on an estimate of the Company’s cost to provide such benefits to an executive officer equal to $25,000 per year.

(13)
Represents, for employees who meet the age and service requirements under the Company’s Retirement Policy, which is described in further detail below, the full acceleration of all service-based stock awards, including performance-based awards that were previously earned but remain subject to service-based vesting at the date of retirement (presumed to be December 31, 2019, for purposes of this disclosure) and all performance-based stock awards, pro-rated for the portion of the performance period that the executive was employed and assuming that performance criteria are deemed to be achieved at the target level, based on our closing stock price of $132.67 per share as of December 31, 2019, plus accrued dividends.

For purposes of the footnotes above, average annual compensation means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date, provided that: (A) any such year in which the executive was not employed by the Company shall be excluded from the averaging period; and (B) the base salary and cash bonus for any such year that reflects a partial year of employment shall be annualized.
The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the restricted shares in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.
Pursuant to Severance and Change in Control Agreements, each of our executive officers are entitled to severance payments and benefits if their employment is terminated (i) by the Company without “cause,” (ii) due to the executive’s death, or (iii) following a “change in control” within the “protection period” listed below, by the Company other than for death, disability or “breach of duty”, or by the executive’s resignation for “good reason” (as each term is defined in the Severance and Change in Control Agreement)(each, a “Qualifying Termination”).
Protection Period
Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents	24 months
Senior Vice Presidents	18 months
Cash Severance Payment. Upon a Qualifying Termination, the cash portion of each executive’s severance is paid in lump-sum and is based upon the executive’s average annual compensation as follows:
	Termination without Cause, not in connection with a Change in Control	Termination without Breach of Duty or Resignation with Good Reason, each in connection with a Change in Control	Death
Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents	2 times	3 times	1 times
Senior Vice Presidents	1.5 times	1.5 times	1 times
As a condition of the receipt of the cash severance payment not in connection with a change in control and not due to death, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.
Additionally, in the event of a disability, each Severance and Change in Control Agreements provides that the executive shall continue to be paid his base salary and remain employed by the Company during the first 90 days of his disability.
Benefits. Pursuant to the Severance and Change in Control Agreements, upon the termination of an executive’s employment following a change in control within the protection period listed above, by the Company other than for death, disability or breach of duty, or by the executive’s resignation for good reason, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

Equity Acceleration upon an Executive’s Death or Disability. The award agreements for restricted shares awarded under the Company’s 2013 Equity Incentive Plan provide that the vesting of all service-based restricted shares, including performance-based awards for which the performance period has ended that remain subject to service-based vesting, will be fully accelerated upon the executive’s death or disability. Additionally, the award agreements for restricted shares awarded under the Company’s 2013 Equity Incentive Plan generally provide that, upon an executive’s death or disability, performance-based awards which have not completed the performance period shall be partially accelerated based on portion of the performance period that the executive was employed and assuming that performance criteria are deemed to be achieved at the target level.
Equity Acceleration upon a Termination without Cause. The award agreements for restricted shares awarded under the Company’s 2013 Equity Incentive Plan provide that the vesting of all service-based restricted shares, including performance-based awards for which the performance period has ended that remain subject to service-based vesting, will be fully accelerated upon the executive’s termination by the Company without cause.
Equity Acceleration upon a Change in Control. Pursuant to the Company’s 2013 Equity Incentive Plan, if awards thereunder are not continued, assumed or replaced by the successor corporation in connection with a change in control, then (i) each service-based award, including any performance-based awards for which the performance period has ended that remain subject to service-based vesting, shall become fully vested, and (ii) each performance-based award which has not completed the performance period shall be deemed to have achieved the target performance level and shall become vested.
Equity Acceleration upon Certain Terminations of Employment following a Change in Control. Pursuant to the Company’s 2013 Equity Incentive Plan, if and to the extent that awards thereunder are continued, assumed or replaced by the successor corporation in connection with a change in control and the executive’s employment is terminated within the two years following the change in control by the Company for any reasons other than “cause” or by the executive for “good reason” (as each term is defined in the plan), then (i) each service-based award, including any performance-based awards for which the performance period has ended that remain subject to service-based vesting, shall be fully accelerated, and (ii) each performance-based award which has not completed the performance period shall be deemed to achieve the target performance level and shall become vested.
Additionally, although none of our Named Executive Officers have received any stock option or stock appreciation rights as of December 31, 2019, each Severance and Change in Control Agreement provides that following a change in control within the protection period listed above, if the executive is terminated by the Company other than for death, disability or breach of duty, or by the executive’s resignation for good reason, then all outstanding stock options and stock appreciation rights issued to the executive by the Company with respect to common stock of the Company shall become immediately exercisable.
Retirement Policy.  In November 2019, the Compensation Committee adopted a Retirement Policy for Equity Awards (the “Retirement Policy”) that applies to all employees who receive equity awards. Pursuant to such policy, in the event of an employee’s “retirement,” as defined in the Retirement Policy, subject to the execution and non-revocation of a noncompetition agreement, (i) all time-based equity awards held by the employee shall accelerate and become fully vested on the earlier of (1) 12 months from the date the employee gives notice of his or her retirement and (2) the original vesting date of the award; and (ii) a pro-rated portion of performance-based equity awards held by the employee shall remain eligible to vest at the end of the performance period based upon achievement of the applicable performance metrics and any portion of the performance-based award that is earned at the end of the performance period shall be immediately fully vested. In the event that the employee breaches the terms of the noncompetition agreement, (a) the employee shall be required to return the shares underlying equity awards for which vesting was accelerated or permitted to continue or, if the employee no longer holds such shares, repay the Company the value of such equity awards and (b) shall forfeit the unvested portion of any performance-based awards held by the employee that remain outstanding and unvested on the date of breach.
CEO Compensation Pay Ratio
For 2019, the total compensation of our Chief Executive Officer as reported in the Summary Compensation Table (page 29) was $4,733,252 and for the median employee was $90,162. The resulting ratio of the Chief Executive Officer’s pay to the pay of the median employee for fiscal year 2019 was 52 to 1.
The median employee utilized for 2019 is the same employee identified in 2018 and 2017 because there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to pay ratio disclosure. In 2017, we identified the median employee using our entire employee population, excluding our Chief Executive Officer, consisting of 72 full-time and 3 part-time employees on December 1, 2017. We identified the median employee based on gross wages paid in the 12-month period ended December 1, 2017. We did not make any annualizing, assumptions, adjustments or estimates with respect to gross wages paid in the period. As required by SEC rules, after identifying our median employee, we calculated annual total compensation for both our median employee and our CEO using the same methodology that we used to determine our Named Executive Officers’ annual compensation for the Summary Compensation Table.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Equity Compensation Plan Information
The following table summarizes the Company’s equity compensation plan information as of December 31, 2019. The Company does not maintain any equity compensation plans which are not approved by shareholders.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	—	—	1,583,223
(1)	Includes the 2013 Equity Incentive Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS
Change in Control Agreement
The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Termination or Change in Control” above.
Related-Party Transactions Policies and Procedures
In March 2007, the Board adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.
The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK
Security Ownership of Certain Beneficial Owners
To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Exchange Act) beneficially owned, as of March 27, 2020, more than five percent (5%) of the shares of Common Stock outstanding, except as set forth in the following table. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares.
Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Common Stock (1)
The Vanguard Group Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,995,323 (2)	15.4%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,959,256 (3)	15.3%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,669,372 (4)	6.8%

JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	2,303,089 (5)	5.9%

State Street Corp. One Lincoln Street Boston, MA 02111	2,133,284 (6)	5.5%
(1)	Based on the number of shares of Common Stock outstanding as of March 27, 2020, which was 39,054,533 shares of Common Stock.
(2)
Based solely upon an amended Statement on Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group (“Vanguard”) that indicates that Vanguard has sole voting power with respect to 120,280 shares of Common Stock, shared voting power with respect to 41,631 shares of Common Stock, sole dispositive power with respect to 5,878,406 shares of Common Stock and shared dispositive power with respect to 116,917 shares of Common Stock.

(3)
Based solely upon an amended Statement on Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. (“BlackRock”) that indicates that BlackRock, Inc. has sole voting power with respect to 5,699,801 shares of Common Stock and dispositive power with respect to 5,959,256 shares of Common Stock.

(4)
Based solely upon an amended Statement on Schedule 13G filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. (“Price Associates”) that indicates that Price Associates has sole voting power with respect to 571,235 shares of Common Stock and sole dispositive power with respect to 2,669,372 shares of Common Stock. These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Based solely upon a Statement on Schedule 13G filed with the SEC on January 13, 2020 that indicates that JPMorgan Chase & Co. has sole voting power with respect to 2,176,189 shares of Common Stock and sole dispositive power with respect to 2,303,041 shares of Common Stock.

(6)
Based solely upon a Statement on Schedule 13G filed with the SEC on February 14, 2020 that indicates that State Street Corp. has shared voting power with respect to 1,750,709 shares of Common Stock and shared dispositive power with respect to 2,133,284 shares of Common Stock.

Security Ownership of Directors and Officers
The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of March 27, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes (i) shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 27, 2020 and (ii) shares issuable pursuant to restricted stock units held by the respective person that vest within 60 days of March 27, 2020. Unless otherwise noted below, the address of each person listed on the table is c/o EastGroup Properties, Inc., 400 W. Parkway Place, Suite 100, Ridgeland, Mississippi 39157.
	Common Stock Beneficially Owned
Name	Number of Shares	% of Common Stock(1)
D. Pike Aloian	30,900(2)	*
H.C. Bailey, Jr.	3,400	*
H. Eric Bolton, Jr.	11,000	*
Donald F. Colleran	2,507	*
Hayden C. Eaves III	10,540(3)	*
David H. Hoster II	206,076(4)	*
Mary E. McCormick	19,525	*
Leland R. Speed	206,236(5)	*
Marshall A. Loeb	46,986(6)	*
Brent W. Wood	81,012	*
John F. Coleman	89,108	*
Ryan M. Collins	1,834	*
Bruce Corkern	57,487	*
R. Reid Dunbar	2,738	*
All directors, nominees and executive officers as a group (14 persons)	769,349	2.0%
*	Less than 1.0%.
(1)	Based on the number of shares of Common Stock outstanding as of March 27, 2020, which was 39,054,533 shares of Common Stock.
(2)	Includes 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.
(3)
Includes (i) 6,608 shares of Common Stock owned by Mr. Eaves as trustee for the Eaves Living Trust; (ii) 2,632 shares of Common Stock owned by Mr. Eaves as trustee for a marital trust; (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee for a generation skipping trust; (iv) 500 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (v) 300 shares of Common Stock owned by Mr. Eaves as trustee.

(4)
Includes (i) 36,000 shares of Common Stock owned by a family trust for the benefit of Mr. Hoster’s children and (ii) 2,430 shares held in a revocable trust. Mr. Hoster’s spouse is trustee of the family trust and Mr. Hoster and his spouse are co-trustees of the revocable trust. Mr. Hoster has shared voting and dispositive power with respect to 2,430 shares of Common Stock.

(5)	Includes 30,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.
(6)	Includes 278 shares held by the Loeb Family Foundation, as to which he disclaims beneficial ownership.
Ownership Guidelines for Directors and Officers
In order to enhance the alignment of the interests of the directors and management with shareholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of five times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (i) President and Chief Executive Officer: five times annual base salary; (ii) Executive Vice President: three times annual base salary; and (iii) Senior Vice Presidents: two times annual base salary. Each director and executive officer is currently in compliance with the applicable ownership guideline.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent shareholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2019, no officer or director of the Company was late in filing a report under Section 16(a), except that a Form 5 reporting a gift of 798 shares by Mr. Speed was filed on March 6, 2020.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.
The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on December 6, 2019. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net.
The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls, and audit functions. Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Company has a full-time internal audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2019.
The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met seven times during 2019, including two executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, and other matters required by the charter of this committee. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with KPMG their independence from the company and its management.
On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.
Submitted by the Audit Committee:

D. Pike Aloian, Chair
H. Eric Bolton, Jr.
Mary E. McCormick

Policy for Pre-Approval of Audit and Permitted Non-Audit Services
The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.
Auditor Fees and Services
In connection with the audit of the 2019 financial statements, the Company entered into an engagement agreement with KPMG which set forth the terms by which KPMG will perform audit services for the Company.
The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG for fiscal years 2019 and 2018.
	2019	2018
Audit Fees(1)	$822,300	$667,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$822,300	$667,000
(1)
Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2019 and 2018, this includes $146,000 and $103,000, respectively, for comfort letter procedures and auditor consents in connection with the issuance of Common Stock.

OTHER MATTERS
The management of the Company does not know of any other matters to come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.
By Order of the Board of Directors

BRENT W. WOOD

Executive Vice President, Chief Financial Officer and Treasurer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00344-P34518

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EASTGROUP PROPERTIES, INC.

The Board of Directors recommends you vote FOR all the director nominees listed in proposal 1:

1. Election of Director Nominees to serve for a one-year term until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Nominees:	For	Against	Abstain
1a. D. Pike Aloian	☐	☐	☐
1b. H.C. Bailey, Jr.	☐	☐	☐
1c. H. Eric Bolton, Jr.	☐	☐	☐
1d. Donald F. Colleran	☐	☐	☐
1e. Hayden C. Eaves III	☐	☐	☐
1f. David H. Hoster II	☐	☐	☐
1g. Marshall A. Loeb	☐	☐	☐
1h. Mary E. McCormick	☐	☐	☐
1i. Leland R. Speed	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. To approve by a non-binding advisory vote the compensation of the Company's Named Executive Officers as described in the Company's definitive proxy statement.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

D00345-P34518

EASTGROUP PROPERTIES, INC.
Annual Meeting of Shareholders
May 21, 2020 9:00 a.m., Central Daylight Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints MARSHALL A. LOEB and BRENT W. WOOD, or either of them, as Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Magnolia Room, Ridgeland, MS 39157*, on Thursday, May 21, 2020, at 9:00 a.m., Central Daylight Time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders with respect to such meeting, the proxy statement and the 2019 annual report, and revokes any proxy heretofore given with respect to such meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. The Board of Directors recommends a vote FOR the election of all of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3. If no direction is made, this Proxy will be voted FOR the election of all of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3, and will be voted in the discretion of the Proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side